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                                                        EXHIBIT 99.1
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PRESS & MARKETING CONTACT:                           INVESTOR CONTACT:

Frederick L. Rost II                                 Nicholas Narlis
Director, Product Marketing                          Senior Vice President & CFO
Voxware, Inc.                                        Voxware, Inc.
(617) 497-0200 x1455                                 (609) 514-4100 x4111

VOXWARE MOVES TO OTC BULLETIN BOARD

PRINCETON, N.J., MARCH 1, 2001 - Voxware, Inc. (OTC BB: VOXW) has been notified that NASDAQ has delisted the Company's securities from the NASDAQ National Market, effective with the close of business on February 28, 2001. The Company's securities will immediately be available for trading on the NASDAQ OTC Bulletin Board. The Company received the notification at the close of market on February 28, 2001.

  Voxware is a leading provider of interactive voice-based solutions for picking, receiving, return goods processing, cross-docking and put-away operations in the distribution and logistics industries. Voxware solutions are available for all major market industry sectors, including consumer goods manufacturers (CGM), consumer packaged goods (CPG), direct to consumer (e-commerce and catalog), food and grocery, package handling, retail, third-party logistics providers (3PLs), and wholesale distribution.

Voxware solutions are also deployed in package handling, mail sorting and manufacturing inspection operations. Voxware's corporate headquarters are in Princeton, New Jersey, with regional offices in Boston, Massachusetts and the Netherlands. Additional information about Voxware can be obtained on the Internet at

http://www.voxware.com/.
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This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Voxware(R) and VoiceLogistics are trademarks of Voxware, Inc. All other product names are trademarks of their respective owners.